Exhibit 99.1

CONTACT: Corcept Therapeutics Investor Relations ir@corcept.com www.corcept.com

CORCEPT THERAPEUTICS ANNOUNCES PRELIMINARY SETTLEMENT

OF PURPORTED SECURITIES CLASS ACTION LITIGATION

MENLO PARK, Calif. (February 13, 2023) – Corcept Therapeutics Incorporated (NASDAQ: CORT), a commercial-stage company engaged in the discovery and development of medications to treat severe endocrine, oncologic, metabolic and neurological disorders by modulating the effects of the hormone cortisol, today announced that it has reached a preliminary settlement of all claims in the purported securities class action against Corcept and certain of its executive officers captioned Melucci v. Corcept Therapeutics Incorporated, et al., Case No. 5:19-cv-01372-LHK, which was pending in the United States District Court for the Northern District of California. Under the proposed settlement, Corcept has agreed to make a one-time payment of $14.0 million, which will be covered in full by Corcept’s insurers.

About Corcept Therapeutics

Corcept has discovered a large portfolio of proprietary compounds that selectively modulate the effects of cortisol and owns extensive United States and foreign intellectual property covering both their composition and their use to treat a variety of serious disorders. The company is conducting clinical trials of its leading cortisol modulators as potential treatments for patients with Cushing’s syndrome, ovarian, prostate and adrenal cancer, ALS and liver disease. Corcept’s drug Korlym® was the first medication approved by the U.S. Food and Drug Administration for the treatment of patients with Cushing’s syndrome.

Forward-Looking Statements

Statements in this press release, other than statements of historical fact, are forward-looking statements based on our current plans and expectations that are subject to risks and uncertainties that might cause our actual results to differ materially from those such statements express or imply. These statements include those related to the proposed settlement of the litigation and our insurance coverage. These risks and uncertainties include, but are not limited to, risks that the parties do not reach a final settlement, risks that the United States District Court for the Northern District of California does not approve the proposed settlement, risks that our insurance does not cover the settlement and other risks set forth in Corcept’s filings with the Securities and Exchange Commission (the “SEC”), which are available at our website and the SEC’s website. We disclaim any intention or duty to update forward-looking statements made in this press release.